CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Trustees of the BT Investment Funds:

We consent to the inclusion in this Post-effective Amendment to the Registration Statement of the Capital Appreciation Fund (one of the Funds comprising BT Investment Funds) on Form N-1A of our report dated November 14, 1995 on our audits of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1995 which is included in the Registration Statement.




                                          /S/ COOPERS & LYBRAND L.L.P.
                                          COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
January 25, 1996